Exhibit 10.1

CONFIDENTIAL

July 14, 2014

Mark Cosby

[address]

Dear Mark:

It is with great pleasure that I confirm our offer of employment with Office Depot. We are looking forward to having you as part of our team.

This letter confirms the details of the offer, which are set forth below. Please note that this offer is contingent upon the satisfactory outcome of a background investigation, including accurate representation of academic degrees and prior work experience. This conditional offer is also contingent upon the signing of a non-compete agreement, which is enclosed, and verification of all data contained in your submitted resume. This offer will be considered rescinded if not accepted within ten (10) days hereof.

Position: President, North America, reporting directly to the Chairman and Chief Executive Officer.

Salary: Annual base salary of $850,000, which is subject to deductions for taxes and other withholdings that are required by law. This annual amount will be paid in substantially equal installments on a biweekly basis in accordance with Office Depot’s standard payroll practices.

Location: Corporate Headquarters, Boca Raton, Florida.

Start Date: July 21, 2014

Sign-On Equity: You will receive a new hire sign-on equity award following your date of hire, equal to a value of $1,000,000. The actual number of shares you will receive will be determined based on the closing stock price on the date of grant and will consist of the following:

1) 50% in restricted stock units which contain only a service condition, with vesting occurring in one-third installments on each of the first three anniversaries of the grant date as long as you are continuously employed by the Company through each anniversary date, and

2) 50% in restricted stock units which contain both a performance and a service condition, with performance attainment determined based on the performance metrics approved by the Compensation Committee of the Board of Directors (“Compensation Committee”), and the service condition requiring you to be continuously employed by the Company through the third anniversary of the grant date. You must meet both the performance and service conditions to vest. 100% of this portion of the award will vest once both conditions have been satisfied based on performance achievement.

Further details on the award’s provisions will be provided to you following your date of hire.

Sign-On Bonus: You will also receive a Sign-On Bonus of $500,000 payable in the first payroll cycle after the completion of your first ninety days of continuous service. This amount will be subject to deductions for taxes and other withholdings as required by law. If within the first twelve months of your Start Date, you are terminated for any reason other than due to no fault of your own or you voluntarily resign your employment, you will be required to reimburse 100% of your Sign-On Bonus within thirty days of your termination date pursuant to the terms of the Sign-On Bonus Agreement. Additionally, if you do not relocate to South Florida by the beginning of the 2015/2016 school year, you will be required to reimburse 100% of your Sign-On Bonus by September 30, 2015.

Annual Equity Grant: You will receive an annual equity award following your date of hire, equal to a value of $2,500,000. This annual equity grant represents your participation in the Company’s 2014 Long-Term Incentive Program at a level commensurate with your position as of your date of hire. The actual number of shares you will receive will be determined based on the closing stock price on the date of grant and will consist of the following:

1) 50% in restricted stock units which contain only a service condition, with vesting occurring in one-third installments on each of the first three anniversaries of the grant date as long as you are continuously employed by the Company through each anniversary date, and

2) 50% in restricted stock units which contain both a performance and a service condition, with performance attainment determined based on the performance metrics approved by the Compensation Committee, and the service condition requiring you to be continuously employed by the Company through the third anniversary of the grant date. You must meet both the performance and service conditions to vest. 100% of this portion of the award will vest once both conditions have been satisfied based on performance achievement.

Further details on the award’s provisions will be provided to you following your date of hire.

Long-Term Incentive Plan/Equity Compensation: You will be eligible in 2015 to participate in Office Depot, Inc.‘s Long-Term Incentive Plan in accordance with its terms, as the terms may be amended from time to time, at a level commensurate with your position at the time of grant. The specific number, type and value of stock-based awards are determined by the Compensation Committee.

Next Performance Review: Performance reviews for the previous calendar year are conducted annually in or around March. You will be eligible for an annual performance review and a merit-performance-based salary increase in April 2015.

Bonus Eligibility: You will be eligible to participate in the 2014 Corporate Bonus Plan (the “Plan”) and have the opportunity to earn an annual bonus equal to 100% of your base salary, on a pro-rated basis, based on your date of hire. Any bonus payable under the Plan for 2014 will be paid in 2015, no later than March 15, 2015, in accordance with the Plan’s terms, as may be amended from time to time.

Car Allowance: You will be eligible to participate in Office Depot’s Executive Car Allowance Program in accordance with its terms, as the terms may be amended from time to time (currently, a bi-weekly car allowance of $600.00).

Vacation: You will be eligible for vacation in accordance with the terms of Office Depot’s vacation policy, as the terms may be amended from time to time (currently, 4 weeks of vacation per year).

Relocation: You will be eligible to participate in the Corporate relocation program. Please refer to the enclosed brochure for information on the benefits available.

Benefits: You will be eligible to participate in the Company’s benefits programs in accordance with their terms, as the terms may be amended from time to time. This information is enclosed.

Non-Compete Agreement: For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of employment, enclosed is an important document, which requires your execution – the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement. Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations. Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will/Severance: All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that you are involuntarily terminated by the Company without “Cause” or voluntarily terminate with “Good Reason”, as those terms are defined below, Office Depot will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your base salary at the rate in effect on the date of your employment termination, (ii) 18 times the difference between Office Depot’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, and (iii) a pro-rata bonus calculated based on actual performance under Office Depot’s annual bonus plan for Office Depot’s fiscal year in which the employment termination occurs, with proration based on the number of days of employment you complete in Office Depot’s fiscal year in which the employment termination occurs relative to the total number of days in such fiscal year. Payment due under (iii), if any, will be made at the same time as payments are made to other active participants in the annual bonus plan following determination of actual performance by the Compensation Committee. Office Depot must deliver to you a customary release agreement (the “Release”) within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in this section, you must (A) sign the Release and return the signed Release to Office Depot within the time period prescribed in the Release (which will not be more than 45 days after Office Depot delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.” Office Depot will pay the severance benefits specified in this section to you in a lump sum on the 60th day following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. Unless otherwise agreed to in writing by Office Depot, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance benefits shall be the exclusive source of any severance benefits. Following termination, earned but unpaid compensation (i.e., salary and any earned but unpaid bonus for the prior year if such termination occurs after the applicable service period ends and prior to the payment date) and unreimbursed business expenses will be paid in the normal course and payment is not contingent upon the execution and non-revocation of a Release.

For purposes of this section, “Cause” shall mean:

(a)	your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)	your willful failure to comply with any valid and legal directive of the CEO;

(c)	your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(d)	your embezzlement, misappropriation or fraud, whether or not related to your employment with the Company;

(e)	your conviction of or plea guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(f)	your willful violation of a material policy of the Company;

(g)	your willful unauthorized disclosure of confidential information (within the meaning of the confidentiality covenant that you were required to sign as a condition of your employment with the Company); or

(h)	your material breach of any material obligation under any written agreement between you and the Company.

Termination of your employment shall not be deemed to be for Cause unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board of Directors of the Company, finding that you are guilty of the conduct described in (a) – (h) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board of Directors. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that if the Company reasonably expects irreparable injury from a delay of thirty (30) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. For purposes of this section, no act or failure by you shall be considered “willful” if such act is done by you in the good-faith belief that such act is or was in the best interests of the Company or one or more of its businesses.

For purposes of this section, “Good Reason” shall mean the occurrence of any of the following, in each case during your employment without your written consent:

(a)	a material reduction in your Base Salary;

(b)	a material reduction in your Target Bonus opportunity;

(c)	a relocation of your principal place of employment (which for purposes of this section (c) shall be the Post-Business Combination Headquarters) by more than 50 miles;

(d)	any material breach by the Company of any material provision of this offer letter;

(e)	the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this offer letter in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(f)	a material diminution in your title, authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated).

You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within one hundred and eighty (180) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

Change in Control Agreement: Upon approval by the Compensation Committee of a new Change in Control plan for the Company, you will be eligible to participate in such plan and receive severance in the event that you are involuntarily terminated following a Change in Control, as defined therein.

Tax Treatment: This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of Section 409A, each installment payment provided under this letter shall be treated as a separate payment. With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and Office Depot’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. As a result, with respect to any amount that is subject to Section 409A (i) references to your termination of employment shall be deemed references to your “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of your separation from service (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of your separation from service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to you in connection with your separation from service shall be paid six months after such separation from service (if you die after the date of your separation from service but before a payment has been made, such payment will be paid to your estate without regard to such six-month delay). You acknowledge and agree that Office Depot has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Clawback Provisions: Any incentive-based compensation or other amounts paid to you pursuant to any and all agreements or arrangements with the Company will be subject to clawback under any applicable Company clawback policy (including any such policy adopted by the Company pursuant to applicable law, government regulation or stock exchange listing requirement).

Miscellaneous: Office Depot is required to verify your eligibility to work in the United States. Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility. The List of Acceptable Documents for this purpose is enclosed for your reference.

If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Mark, we are excited to have you join management as President, North America. I look forward to your response as soon as practicable.

Sincerely,

/s/ Roland C. Smith

Roland C. Smith Chairman and Chief Executive Officer

Agreed and Accepted by:

/s/ Mark Cosby	7/21/14
Mark Cosby	Date